Cova Financial Services Life Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101

RIDER

This Rider forms a part of the Contract to which it is attached. The effective date of this Rider is the Issue Date shown on the Contract Data Page. While the Contract is in force and prior to the Annuity Date, the Owner may, upon written request received by the Company, request that the Company waive the Withdrawal Charge upon the request for a total or partial withdrawal of the Withdrawal Value if:

1) The Owner is confined to a Nursing Home and/or Hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6-month break in the confinement and the confinements are for related causes; and

2)   The confinement begins on or after the first Contract Anniversary; and

3) A total or partial withdrawal request and adequate proof of confinement are received by the Company while the Owner is confined; and

4) Confinement in a Nursing Home and/or Hospital is prescribed by a Physician and is Medically Necessary.


DEFINITIONS

Hospital - A facility which:

1)   Is located in the United States or its territories;

2)   Is licensed as a hospital by the jurisdiction in which it is located;

3)   Is supervised by a staff of licensed physicians;

4) Provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

5) Operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and

6)   Has access to medical and diagnostic facilities.

Intermediate Care Facility - A facility which:

1)   Is located in the United States or its territories;

2) Is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

3) Provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

4)   Maintains a daily medical record of each patient.

Medically Necessary - Appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without adversely affecting the individual's condition.

Nursing Home - A Skilled Nursing Facility, an Intermediate Care Facility or a Residential Care Facility. Nursing Home does not mean:

1) A home for the aged, a community living center or a place that primarily provides domiciliary, residency or retirement care; or

2) A place owned or operated by a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

Physician - Any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A Physician must be providing services within the scope of his of her license. A Physician may not be a member of the Owner's immediate family.

Residential Care Facility - A facility which:

1)   Is located in the United States or its territories;

2) Is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and

3) Provides nursing care under the supervision of a registered graduate professional nurse (R.N.).

Skilled Nursing Facility - A facility which:

1)   Is located in the United States or its territories;

2) Is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

3)   Provides   skilled  nursing  care  under  the  supervision  of  a  licensed physician;

4) Provides continuous 24 hours a day nursing services by or under the supervision of a registered graduate professional nurse (R.N.); and

5)   Maintains a daily medical record of each patient.

This Rider will terminate on the Annuity Date.

All other terms and conditions of the Contract remain unchanged. Cova Financial Services Life Insurance Company has caused this Rider to be signed by its President and Secretary.



  /s/ JEFFERY K. HOELZEL                              /s/ LORRY J. STENSRUD
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